Exhibit 99.1

TMSR Holding Closes the Acquisition of Sichuan Wuge Network Co., Ltd.

New York, US, March 11, 2020 / PR Newswire / TMSR Holding (NASDAQ: TMSR), an eco-technology company, announces today that it has closed the acquisition of Sichuan Wuge Network Co., Ltd. (WG), its first strategic acquisition of 2020 as part of its diversified development agenda. The completion of the transaction is subject to the audit of WG.

Dr. Wei Xu is the inventor of Codechain technology and the QR code scanning patent (U.S. patent No.: US 9,204,241 Β2) and founder of WG. Dr. Xu has started his new role as co-chairman of TMSR, as of February 26, 2020.

To date, WG has signed over 200 contracts with revenue of about 130 million RMB (18,689,975 USD).

With WG’s already signed contracts, TMSR believes that the Company’s performance will grow steadily in 2020 with further investment in the field of digital technology, thereby maximizing shareholders’ value.

About TMSR Holding Company Limited

Founded in 2009, TMSR Holding Company Limited engages in the research, development, and sale of an array of solid waste recycling systems for the mining and industrial sectors, the wholesales and sale of fuel materials, harbor cargo handling services and production and sales of coating materials in the PRC. It provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials.

For more information about TMSR, please visit www.tmsrholding.com.

Safe Harbor Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “could,” “would,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “expects,” “intends”, “future” and “guidance” or similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to change at any time. These forward-looking statements are based upon management’s current expectations and are subject to a number of risks, uncertainties and contingencies, many of which are beyond the Company’s control that may cause actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s public filings with the Securities and Exchange Commission, including the Company’s annual report on 10-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law.

For more information, please contact:

Mr. Yi Li
Chief Financial Officer
TMSR Holding Company Limited
Tel: +86-21-3258 3578
Email: liyi@tmsrholding.com